Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2006, relating to the consolidated financial statements and financial statement schedule of Black Hills Corporation (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Emerging Issues Task Force Issue 02-3, Accounting for Contracts Involving Energy Trading and Risk Management Activities, and Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

June 23, 2006